Exhibit 10.25

FTS INTERNATIONAL, INC.

2018 EQUITY AND INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

This AGREEMENT (this “Agreement”) is made as of February 6, 2018 (the “Date of Grant”), by and between FTS International, Inc., a Delaware corporation (the “Company”), and [•] (the “Grantee”).

1.         Certain Definitions.  Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2018 Equity and Incentive Compensation Plan (the “Plan”).

2.         Grant of RSUs.  Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee [•]  Restricted Stock Units (the “RSUs”).  Each RSU shall represent the right of the Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.

3.         Restrictions on Transfer of RSUs.  Neither the RSUs evidenced hereby nor any interest therein or in the shares of Common Stock underlying such RSUs shall be transferable prior to payment to the Grantee pursuant to Section 7 hereof, other than as described in Section 15 of the Plan.

4.         Vesting of RSUs.  Subject to the terms and conditions of Sections 5 and 6 hereof, the RSUs covered by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Section 7 hereof with respect to 25% of the RSUs on the first anniversary of the Date of Grant, 25% of the RSUs on the second anniversary of the Date of Grant, 25% of the RSUs on the third anniversary of the Date of Grant, and 25% of the RSUs on the fourth anniversary of the Date of Grant (each such date, a “Vesting Date”), if the Grantee remains in the continuous employ of the Company or any Subsidiary as of each such Vesting Date.

5.         Accelerated Vesting of RSUs.  Notwithstanding the provisions of Section 4 hereof, the RSUs covered by this Agreement will become nonforfeitable and payable to the Grantee pursuant to Section 7 hereof upon the occurrence of any of the following events at a time when the RSUs have not been forfeited (to the extent the RSUs have not previously become nonforfeitable) as set forth below.

(a)        All of the RSUs shall become nonforfeitable and payable to the Grantee pursuant to Section 7 hereof if the Grantee should die, become Disabled, is terminated without Cause or the Grantee terminates employment for Good Reason prior to the final Vesting Date while the Grantee is continuously employed by the Company or any of its Subsidiaries.

(b)        In the event of a Change in Control that occurs prior to the final Vesting Date, the RSUs shall become nonforfeitable and payable as follows:

1

(i)        The RSUs will become nonforfeitable and payable to the Grantee pursuant to Section 7 hereof, except to the extent that a Replacement Award is provided to the Grantee to continue, replace or assume the RSUs covered by this Agreement (the “Replaced Award”).

(ii)       If, after receiving a Replacement Award, the Grantee experiences a termination of employment with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause or by the Grantee for Good Reason, in each case within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, the Replacement Award shall become nonforfeitable and payable with respect to the time-based restricted stock units covered by such Replacement Award upon such termination.

(iii)      If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding RSUs that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be nonforfeitable at the time of such Change in Control.

(c)        For purposes of this Agreement, the following definitions apply:

(i)         “Cause” shall mean (A) the willful and continued failure of Grantee to perform his material job duties with the Company or one of its Subsidiaries (other than any such failure resulting from becoming Disabled), after a written demand for substantial performance is delivered to Grantee by the Company which specifically identifies the manner in which the Company believes that Grantee has not substantially performed Grantee’s duties and Grantee has had an opportunity for 30 days to cure such failure after receipt of such written demand; (B) engaging in an act of fraud, embezzlement, misappropriation or theft which results in damage to the Company or any of its Subsidiaries; (C) conviction of Grantee of, or Grantee pleading guilty or nolo contendere to, a felony (other than a violation of a motor vehicle or moving violation law) or a misdemeanor if such misdemeanor (1) materially damages the Company or any of its Subsidiaries or (2) involves the commission of a criminal act against the Company or any of its Subsidiaries; or (D) the breach by Grantee of any material provision of, or inaccuracy in any material respect of any representation made by Grantee in, the Company’s policies that is not cured within 30 days of written notice from the Company setting forth with reasonable particularity such breach or inaccuracy, provided that, if such breach or inaccuracy is not capable of being cured within 30 days after receipt of such notice, Grantee shall not be entitled to such cure period.

(ii)       “Change in Control” shall have the meaning set forth in Section 12 of the Plan, except that a Change in Control shall not be deemed to have occurred if either (A) Temasek Holdings (Private) Limited and each of its Affiliates (but not including any of its portfolio companies) or (B) Chesapeake Energy Corporation and each of its controlled Affiliates become, or continue to be, the beneficial owner of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities.

(iii)      “Disabled” shall have the meaning set forth under applicable state or federal law, and no reasonable accommodation can be provided without undue hardship to the Company.

(iv)       “Good Reason” shall mean, without the Grantee’s consent: (A) a material reduction in Grantee’s base salary, other than pursuant to a reduction applicable to all executives or employees of the Company generally; (B) a move of Grantee’s primary place of work more than 50 miles from its current location; or (C) a material diminution in Grantee’s normal duties and responsibilities, including, but not limited to, the assignment without Grantee’s consent of any diminished duties and responsibilities which are inconsistent with Grantee’s positions, duties and responsibilities with the Company and its Subsidiaries on the date of this Agreement, or a materially adverse change in Grantee’s reporting responsibilities or titles as in effect on the date of this Agreement, or any removal of Grantee from or any failure to re-elect Grantee to any of such positions, except in connection with the termination of the Grantee’s employment for Cause or upon death, the Grantee becoming Disabled, voluntary resignation or other termination of employment by the Grantee without Good Reason;

provided that, in each case, Grantee must provide at least 30 days’ prior written notice of termination for Good Reason within 30 days after the event that Grantee claims constitutes Good Reason, and the Company shall have the opportunity to cure such circumstances within 30 days of receipt of such notice.  For the avoidance of doubt, Good Reason shall not exist hereunder unless and until the 30 day cure period following receipt by the Company of Grantee’s written notice expires and the Company shall not have cured such circumstances, and in such case Grantee’s employment shall terminate for Good Reason on the day following expiration of such 30 day notice period.

(v)        “Replacement Award” shall mean an award (1) of the same type (e.g., time-based restricted stock units) as the Replaced Award, (2) that has a value at least equal to the value of the Replaced Award, (3) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (4) if the Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced

Award, and (5) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code.  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied.  The determination of whether the conditions of this Section 5(c)(v) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

6.         Forfeiture of Awards.  Except to the extent the RSUs covered by this Agreement have become nonforfeitable pursuant to Sections 4 or 5 hereof, the RSUs covered by this Agreement shall be forfeited automatically and without further notice, and shall no longer be considered covered by this Agreement, on the date that the Grantee ceases to be an employee of the Company or any Subsidiary.

7.         Form and Time of Payment of RSUs.  Payment in respect of the RSUs, after and to the extent they have become nonforfeitable, shall be made in the form of shares of Common Stock.  Payment shall be made within ten days following the date that the RSUs become nonforfeitable pursuant to Section 4 or 5 hereof.  Elections by the Grantee to defer receipt of the shares of Common Stock when the RSUs become nonforfeitable beyond the date of payment provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Committee in compliance with the requirements of Section 409A of the Code.

8.         Dividend Equivalents; Other Rights.

(a)        The Grantee shall have no rights of ownership in the shares of Common Stock underlying the RSUs and no right to vote the shares of Common Stock underlying the RSUs until the date on which the shares of Common Stock underlying the RSUs are issued or transferred to the Grantee pursuant to Section 7 hereof.

(b)        From and after the Date of Grant and until the earlier of (i) the time when the RSUs become nonforfeitable and are paid in accordance with Section 7 hereof or (ii) the time when the Grantee’s right to receive shares of Common Stock in payment of the RSUs is forfeited in accordance with Section 6 hereof, on the date that the Company pays a cash dividend (if any) to holders of shares of Common Stock generally, the Grantee shall be paid cash per RSU equal to the amount of such dividend.

(c)        The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

(d)        If the Grantee ceases to be an employee of the Company or any Subsidiary before the time when the RSUs become nonforfeitable, the Company shall have the right to be repaid by Grantee the amount of any dividend equivalents previously paid to Grantee under Section 8(b) of this Agreement with respect to any RSUs that remain forfeitable as of the date Grantee ceases employment.

9.         No Employment Contract.  Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any Subsidiary, nor limit or affect in any manner the right of the Company or any Subsidiary to terminate the employment or adjust the compensation of the Grantee.

10.       Adjustments.  The number of shares of Common Stock issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.

11.       Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Grantee of shares of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee make payment of the balance of such taxes or other amounts required to be withheld.  The withholding requirement will be satisfied by retention by the Company of a portion of the shares of Common Stock or cash to be delivered to the Grantee or, subject to approval by the Committee and upon Grantee’s election, by delivering to the Company other shares of Common Stock held by the Grantee.  Any shares so retained shall be credited against such withholding requirement at the Market Value per Share on the date of such delivery.  In no event will the Market Value per Share to be withheld and/or delivered pursuant to this Section 11 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences and (b) it is permitted by the Committee for a Grantee who is an “executive officer” under Item 401(b) of Regulation S-K under the Exchange Act.

12.       Compliance With Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided,  however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any of the shares of Common Stock pursuant to this Agreement if the issuance thereof would result in violation of any such law.

13.       Relation to Other Benefits.  Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any Subsidiary.

14.       Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided,  however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded, including as a result of the implementation of any recoupment policy the Company adopts to comply with the requirements set forth in Section 10D of the Exchange Act.

15.       Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.       Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.  The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

17.       Successors and Assigns.  Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

18.       Governing Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.       Notices.  All notices, demands and other communications required or permitted hereunder or designated to be given with respect to the rights or interests covered by this Agreement shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested, U.S. mail or reputable overnight carrier, with full postage prepaid and addressed to the parties as follows:

If to the Company, at:	777 Main Street, Suite 2900
Fort Worth, TX 76102
Attention: General Counsel

If to Grantee, at:	Grantee’s last known address reflected on the
Payroll records of the Company

The Company may change the above designated address by notice to the Grantee.  The Grantee will maintain a current address with the payroll records of the Company.

20.       Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the RSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

21.       No Right to Future Awards.  The grant of the RSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards.

22.       Other Agreements.  In connection with the delivery to the Grantee of shares of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee execute a (a) non-competition agreement in substantially the form required by the Company for other Grantees receiving delivery or payment under the Plan and (b) lock-up agreement restricting sales and other transactions with respect to shares of Common Stock received under this Agreement for a period of one year after the Vesting Date.

23.       Compliance With Section 409A of the Code.  To the extent applicable, it is intended that any amounts payable under this Agreement and the Plan, and the Company’s and the Grantee’s exercise of authority or discretion hereunder, be exempt from or comply with the provisions of Section 409A of the Code so as to not subject the Grantee to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A of the Code.  In furtherance of this intent, to the extent that any provision hereof would result in the Grantee being subject to payment of the additional tax, interest and tax penalty under Section 409A of the Code, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Section 409A of the Code; and thereafter interpret its provisions in a manner that complies with Section 409A of the Code.  Each payment under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.  Notwithstanding the foregoing, no particular tax result for the Grantee with respect to any income recognized by the Grantee in connection with this Agreement is guaranteed, and the Grantee shall be responsible for any taxes, penalties and interest imposed on the Grantee under or as a result of Section 409A of the Code in connection with this Agreement.

24.       Interpretation.  Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to Section 409A of the Code by the U.S. Department of the Treasury or the Internal Revenue Service.  Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.

25.       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has executed this Agreement, as of the Date of Grant first written above.

FTS INTERNATIONAL, INC.

By:
Name:
Title:

GRANTEE’S SIGNATURE

Print Name:

FORM OF CONFIDENTIALITY, NON-COMPETE, AND NON-SOLICITATION AGREEMENT

This Confidentiality, Non-Compete, and Non-Solicitation Agreement (the “Agreement”) is made and entered into effective as of [•] (the “Effective Date”), by and between [•]  (hereinafter referred to as “Employee”) and FTS International, Inc. (together with its subsidiaries, “FTSI”), jointly referred to as the “Parties.”  In consideration of Employee receiving [•] Restricted Stock Units in FTSI, Employee’s continued employment on an at-will basis or by FTSI, FTSI’s promise to disclose certain confidential information to Employee, the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.   Confidentiality.  Employee agrees that, unless otherwise required by law, Employee will not disclose to any other person directly or indirectly any Confidential Information (defined in Paragraph 1.a) which has or shall come into Employee’s possession, and Employee will not use the same for Employee’s own private benefit, or directly or indirectly for the benefit of others.

a.    For purposes of this Agreement, “Confidential Information” means all confidential or proprietary information concerning the business and affairs of FTSI, including without limitation, all trade secrets, knowhow and other information generally retained on a confidential basis by FTSI concerning its services, products, methods, know-how, techniques, cost and pricing information (including bid prices), pressure pumping and wireline equipment and specifications, formulae, inventions and discoveries, business plans, service plans and the identities of and the nature of FTSI’s dealings with its employees, vendors and customers, whether or not such information shall, in whole or in part, be subject to or capable of being protected by patent, copyright or trademark laws.

b.    If Employee is legally compelled (by deposition, interrogatory, request for documents, subpoena or similar process) to disclose any Confidential Information, Employee shall provide FTSI with prompt prior written notice of such legal requirement so that FTSI may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Paragraph. In any event, Employee may furnish only that portion of the Confidential Information that legal counsel advises Employee is required to furnish, and Employee shall exercise Employee’s best efforts to obtain an order or assurance that any disclosed Confidential Information will be accorded confidential treatment.

c.    Nothing in this Agreement is intended to prohibit Employee from reporting possible violations of federal, state, or local law or regulation to any federal, state, or local agency or entity charged with the enforcement of any laws, or making other disclosures that are protected under the whistleblower provisions of any law or regulation.

2.   Non-Compete and Non-Solicitation of Employees and Customers.

a.    Acknowledgments.  Employee acknowledges that: (i) FTSI is engaged in the business of pressure pumping and wireline and perforating services (the “Business”); (ii) after the Effective Date of this Agreement, Employee will acquire and maintain Confidential Information relating to the Business; (iii) FTSI has devoted significant resources, including, but not limited to, financial investments, training, Confidential Information and other good and valuable resources to developing its Business and related goodwill, its brands, and its relationships with its employees, customers and vendors; (iv) FTSI’s goodwill is a legitimate business interest, and Employee agrees to assist in maintaining and further developing such goodwill in the course of Employee’s employment; and (v) because Employee will have access to and receive Confidential Information and will establish, maintain and increase FTSI’s goodwill with its employees, customers and others, and because the services provided by Employee for FTSI are a significant factor in the creation of valuable, special and unique assets which are expected to provide FTSI with a competitive advantage, FTSI would suffer irreparable harm if Employee used or disclosed Confidential Information other than in the performance of his duties to FTSI or otherwise competed unfairly with FTSI (as described more fully below).

b.    Agreement Not to Compete.  Employee covenants and agrees that during Employee’s employment and for a period of twelve (12) months following Employee’s termination of employment, unless such termination is at the insistence of FTSI and without Cause, Employee (whether as an employee, officer, director, partner, proprietor, investor, associate, consultant, advisor or otherwise) will not, either directly or indirectly, for Employee or any third party, engage or invest in any business or activity which is directly or indirectly in competition with the Business (provided that Employee shall not be restricted hereby from owning or acquiring 5% or less of the outstanding voting securities of a publicly traded company).  The geographic scope of the restriction contained in this Section 2.b. is limited to the states in which Employee provided services on behalf of FTSI (or in which Employee supervised, directly, indirectly, in whole or in part, any servicing activities) at any time during the two (2) years preceding Employee’s termination of employment with FTSI.  “Cause” shall mean the Employee’s (i) failure or refusal to perform the material duties and responsibilities of the Employee’s job as required by FTSI, (ii) knowing violation of any fiduciary duty owed to FTSI, (iii) commission of an act of fraud, misappropriation, embezzlement or any other act involving moral turpitude or constituting a felony or misdemeanor, (iv) dishonesty, (v) theft, (vi) material violation of FTSI’s rules or policies, or (vii) other conduct which has or could have a serious or detrimental impact on FTSI and its employees, or is otherwise grossly unacceptable to FTSI.  Employee shall have 30 days after receipt of notice to cure any material violation of FTSI’s rules or policies, provided that, if such violation is not capable of being cured within 30 days after receipt of such notice, Employee shall not be entitled to such cure period.

c.    Agreement not to Solicit Employees.  Employee covenants and agrees that during Employee’s employment and for a period of twelve (12) months following Employee’s termination of employment with FTSI for any reason, Employee will not, either directly or indirectly, participate in, or assist any third party in, recruiting or hiring away any employees or independent contractors of FTSI, or encourage or induce any employees, agents or independent contractors of FTSI to terminate their relationship with FTSI, without the prior written consent of FTSI’s Vice President of Human Resources. The geographic scope of the restriction contained in this Section 2.c. is limited to the states in which Employee provided services on behalf of FTSI (or in which Employee supervised, directly, indirectly, in whole or in part, any servicing activities) at any time during the two (2) years preceding Employee’s termination of employment with FTSI.

d.    Agreement not to Solicit Customers.    Employee covenants and agrees that during Employee’s employment and for a period of twelve (12) months following Employee’s termination of employment with FTSI for any reason, Employee shall not (a) for the purpose of providing services similar to those Employee provided while employed by FTSI,  individually, or by assisting any other person to do so, directly or indirectly, solicit any customer of FTSI; or (b) directly or indirectly encourage, induce, or attempt to influence any customer to cancel, limit, reduce or postpone the customer’s business with FTSI.  These restrictions (a) apply regardless of geographic location, FTSI and Employee acknowledging that the customers for whom Employee will provide services are not confined to a particular geographic area and (b) are limited to those customers of FTSI to whom Employee individually, or by assisting any person, directly or indirectly, provided services or about whom Employee received Confidential Information at any time during the two (2) years immediately preceding Employee’s termination of employment with FTSI.

e.    Reasonable Scope of Restrictive Covenants.  Employee and FTSI agree that the covenants contained in this Section 2 are reasonably necessary for the protection of FTSI and reasonably limit the prohibited activities, their duration, their geographical scope1 and their effect on Employee and the public.

3.    At‑Will Employment.  Employee understands and acknowledges that Employee’s employment with FTSI is for an unspecified duration and constitutes “at‑will” employment.  Employee acknowledges that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option of either FTSI or Employee, with or without notice.

4.    Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the Parties and supersedes all previous or contemporaneous agreements and understandings, whether oral or written, express or implied, with respect to the matters stated herein.  To the extent of any conflict between this Agreement and any other agreement to protect Confidential Information, the terms of this Agreement shall control.  This Agreement may be amended only by an agreement in writing signed by Employee and an officer of FTSI.

5.    Reformation and Severability.  If any provision contained in this Agreement is held to be unreasonable, invalid, unenforceable or excessively broad as to time, geographical area, scope of activity or subject, any court or authority so finding shall have the authority to reform, redraft, blue pencil or otherwise modify any and all portions ruled to be unreasonable, invalid, unenforceable or excessively broad, whether as to time, geography, scope or otherwise, and the reformed provision, including but not limited to the covenant not to compete, shall be amended and reformed to the extent necessary for such provision to be held reasonable, and valid and enforceable to the fullest extent allowed by law.  If any provision in this Agreement is held to be invalid, illegal, or unenforceable in any respect and such provision cannot be reformed under this Paragraph, such provision shall be deemed severable from the Agreement, and the remaining provisions will remain unaffected and in full force and effect.

6.    Injunctive Relief.  Employee agrees that any breach of this Agreement would cause FTSI to suffer irreparable harm, would be without right or entitlement, would damage FTSI, would leave FTSI without any adequate remedy at law, and that in addition to any other remedies FTSI may have, FTSI is entitled to obtain injunctive relief against Employee, including a temporary restraining order.  Nothing herein shall be construed as limiting FTSI’s right to pursue any other available remedy at law or in equity, including recovery of damages.

7.    No Waiver.  Any failure or delay on the part of FTSI to exercise any remedy or right under this Agreement or any agreement with any other employee shall not operate as a waiver.  No covenant or condition of this Agreement may be waived except by the written consent of the waiving party.  Any such waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose given.

8.    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of FTSI and any other person, association, or entity that may acquire or succeed to all or substantially all of the business or assets of FTSI.  FTSI may assign this Agreement to any affiliate or other entity.  Employee’s rights and obligations under the Agreement are personal, and they shall not be assigned or transferred without FTSI’s prior written consent.

1         The restrictive covenants in Section 2 of this Agreement shall be enforceable in the following Louisiana parishes: Bossier, Caddo, Claiborne, Desoto, East Feliciana, Evangeline, Lincoln, Natchitoches, Rapides, Red River, Sabine, St. Helena, St. Tammany, Tangipahoa, Vernon, Washington, Webster, and West Feliciana.

9.    Understand Agreement.  Employee represents and warrants that he has read and understood each and every provision of this Agreement, that Employee understands that he is free to obtain advice from legal counsel of Employee’s choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that Employee has freely and voluntarily entered into this Agreement.

10.  Applicable Law & Venue.  This Agreement shall be construed and enforced in accordance with, and governed for all purposes by, the substantive laws of the State of Texas, regardless of any choice-of-law or conflicts-of-law principles that might cause another jurisdiction’s law to apply.

FTS INTERNATIONAL, INC.	EMPLOYEE

[•]
Signature

_______
Title	Signature

Date:
_______

Date

FTS INTERNATIONAL, INC.

2018 EQUITY AND INCENTIVE COMPENSATION PLAN

FORM OF LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Lock-Up Agreement”) is made as of [•], by and between FTS International, Inc., a Delaware corporation (the “Company”), and [•] (the “Grantee”).

The Grantee and the Company are entering into a Restricted Stock Unit Agreement, dated as of the date of this Lock-Up Agreement (the “RSU Agreement”), under the Company’s 2018 Equity and Incentive Compensation Plan (the “Plan”).  Capitalized terms used, but not otherwise defined, in this Lock-Up Agreement will have the meanings given to such terms in the Plan.

As an inducement to the Company to enter into the RSU Agreement, Grantee hereby agrees that during the 12-month period after each Vesting Date under Section 4 of the RSU Agreement (the “Lock-Up Period”), the Grantee will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock payable to or received by Grantee pursuant to Section 7 of the RSU Agreement with respect to such Vesting Date.  The previous sentence also prohibits Grantee from entering into a transaction which would have the same effect, or entering into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of Common Stock, whether any such aforementioned transaction is to be settled by delivery of shares of Common Stock, in cash or otherwise, without, in each case, the prior written consent of the Company.

This Lock-Up Agreement applies only to shares of Common Stock payable or received under the RSU Agreement, and not to any other shares of Common Stock owned by Grantee on the date hereof, or acquired in the open market or otherwise following the date of this Lock-Up Agreement.  Additionally, the restrictions in this Lock-Up Agreement shall not apply to (a) entering into a written trading plan designed to comply with Rule 10b5-1 of the Exchange Act, provided that no sales are made pursuant to such trading plan during the Lock-Up Period, (b) transfers as a bona fide gift or gifts, (c) transfers to a family member, trust, family limited partnership or family limited liability company for the direct or indirect benefit of the Grantee or his or her “immediate family” members as defined in Rule 16a-1 under the Exchange Act, (d) transfers by testate or intestate succession, (e) transfers to the Company, (f) transfers for bona fide tax planning purposes, provided that in each transfer pursuant to clauses (b)-(f) the transferee (other than the Company) agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer.

The restrictions contained herein shall not apply to any transfers, sales, tenders or other dispositions of the Grantee’s shares of Common Stock pursuant to a bona fide third party tender offer, merger, amalgamation, consolidation or other similar transaction made to or involving all holders of shares of Common Stock pursuant to which ownership of all or substantially all of the Company is transferred to such third party (including, without limitation, the entering into any lock-up, voting or similar agreement pursuant to which the Grantee may agree to transfer, sell, tender or otherwise dispose of the Grantee’s shares of Common Stock in connection with such transaction, or vote any of the Grantee’s shares of Common Stock in favor of any such transaction); provided, that if such tender offer, merger, amalgamation, consolidation or other similar transaction is not completed, any of the Grantee’s shares of Common Stock subject to this Lock-Up Agreement shall remain subject to the restrictions contained in this Lock-Up Agreement.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Common Stock if such transfer would constitute a violation or breach of this Lock-Up Agreement.

This Lock-Up Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

This Lock-Up Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Lock-Up Agreement to be executed on its behalf by its duly authorized officer and the Grantee has executed this Lock-Up Agreement, as of the date first written above.

FTS INTERNATIONAL, INC.

By:
Name:
Title:

GRANTEE’S SIGNATURE
Print Name: [•]